Exhibit 99.1

     BTU International Reports Fourth Quarter and Fiscal Year 2003 Results; Fourth Quarter Sales up 16 Percent Sequentially and up 38 Percent Over
                               Fourth Quarter 2003

     NORTH BILLERICA, Mass.--(BUSINESS WIRE)--Feb. 26, 2004--BTU International, Inc. (Nasdaq NM: BTUI), the leading supplier of advanced thermal processing equipment for semiconductor packaging, surface mount, and advanced materials processing, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003.
     Fourth quarter net sales increased 38 percent to $7.8 million, compared to $5.7 million for the same quarter a year ago. The net loss for the fourth quarter of 2003 decreased to $1.6 million, or a loss of $0.22 per basic share, versus a net loss of $2.6 million, or $0.38 per basic share, for the same period in 2002.
     Net sales for the year 2003 decreased by 7 percent to $28.5 million, compared to $30.6 million for the year 2002. The net loss for 2003 decreased to $6.8 million, or a loss of $0.97 per basic share, versus a net loss of $7.1 million, or $1.03 per basic share, for the year 2002.
     Commenting on the company's fourth quarter performance, Mark R. Rosenzweig, president and CEO of BTU International, said, "Fourth quarter results were much as we expected. Sales increased sequentially and year over year, and our operating loss continued to decline. We completed the re-mortgaging of our building at very favorable rates and renewed our $14 million revolving line of credit so we are well positioned to fund our expected growth.
     "Our primary markets are quickly recovering from their extended downturn, especially the SMT and Semiconductor Packaging markets, and demand for our systems is increasing. While we continue to face pricing pressures in the SMT sector and one-time costs related to the start up of our new factory in China, we are making the adjustments necessary to deal with a significantly more robust business environment. With our new manufacturing facility coming on line over the next few months, our focus is on integrating our new supply lines and ramping our factories as quickly as possible to meet the increasing demand," said Rosenzweig.

     Teleconference and Simultaneous Webcast

     BTU will be discussing its financial results, along with its outlook for the first quarter of 2004, in a conference call to be held tomorrow, Friday, February 27, at 11:00 a.m. Eastern Time. A webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through March 12, 2004, and can be accessed at these websites or by phone at (888) 566-0152.

     About BTU International

     BTU International, with world headquarters in North Billerica, Mass., is a market-leading supplier of advanced thermal processing equipment to the semiconductor, electronics, and materials sectors. BTU manufactures a wide range of equipment for semiconductor packaging applications, including state-of-the-art systems for wafer bumping and wafer-level packaging. The company also manufactures solder reflow furnaces for printed circuit board assembly, and advanced systems for materials processing applications requiring high temperatures and precise atmosphere control. BTU operates worldwide with manufacturing facilities in North Billerica, Mass. and Shanghai, China. The company has direct sales and service offices in the USA, Asia and Europe. Additional information about BTU International is available on BTU's website at www.btu.com.

     Safe Harbor Statement

     This news release, other than historical financial information, includes forward-looking statements that involve known and unknown risks and uncertainties, including quarterly fluctuations in results. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. Unless otherwise required by law, the company disclaims any obligation to revise or update such forward-looking statements in order to reflect future events or developments.


                        BTU INTERNATIONAL, INC.
                 Consolidated Statements of Operations
          (In thousands, except per share and share amounts)

                             Three Months Ended    Twelve Months Ended
                             Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                               2003       2002       2003       2002

Net Sales                     $7,792     $5,663    $28,490    $30,631
Cost of Goods Sold             6,166      4,250     22,098     21,030
Gross Margin                   1,626      1,413      6,392      9,601
Selling, General and
 Administrative Expenses       1,951      2,585      9,419     13,413
Research, Development and
 Engineering                     989        826      3,382      3,587

Loss from Operations
 Before Restructuring         (1,314)    (1,998)    (6,409)    (7,399)

Restructuring & Executive
 Retirement                        0        990        190      1,350
Loss from Operations
 After Restructuring          (1,314)    (2,988)    (6,599)    (8,749)

Interest (Expense) Income, net  (107)       (35)      (304)      (150)
Other (Expense) Income, net     (155)        (1)      (148)        12
Loss Before Income Taxes      (1,576)    (3,024)    (7,051)    (8,887)
Income Tax Benefit                 0       (379)      (222)    (1,815)
Net Loss                     ($1,576)   ($2,645)   ($6,829)   ($7,072)

Loss Per Share:
   Basic                      ($0.22)    ($0.38)    ($0.97)    ($1.03)

Weighted Average Number
of Shares Outstanding:
   Basic                   7,128,307  6,922,501  7,041,784  6,886,240


                        BTU INTERNATIONAL, INC.
                      Consolidated Balance Sheets
                            (In thousands)

                                             December 31, December 31,
                                                    2003         2002

Assets
 Cash and Investments                             $6,659      $13,847
 Accounts Receivable                               6,073        4,532
 Inventories                                       7,795        6,668
 Other Current Assets                                469        2,117
 Property, Plant and
   Equipment, net                                  3,290        4,037
 Other Assets                                      1,368          313

                                                 $25,654      $31,514

Liabilities and Stockholders' Investment
 Short-Term Debt                                    $360         $329
 Other Current Liabilities                         4,576        5,424
 Long-Term Debt                                    5,440        4,010
 Long-Term Deferred Comp.                            458          650

 Stockholders' Investment                         14,820       21,101

                                                 $25,654      $31,514


    CONTACT: Company Contact:
             BTU International, Inc.
             Tom Kealy, 978-667-4111, ext. 106
             or
             Agency Contact:
             IR Counsel
             For BTU International
             Bill Monigle, 603-424-1184